NEWS RELEASE
02

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Constellation Brands Reports Fiscal 2008 Results

•	Generates record free cash flow for fiscal 2008; company expects strong free cash flow for fiscal 2009
•	Premium wine and spirits portfolios enhanced by acquisitions, sale of value wine brands
•	Non-cash impairment charges reduce reported fiscal 2008 results
•	Company provides fiscal 2009 outlook; projects comparable basis diluted EPS of $1.68 - $1.76 versus $1.44 for fiscal 2008

FAIRPORT, N.Y., April 3, 2008– Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol today reported its fiscal 2008 financial results and fiscal 2009 outlook. “For fiscal 2008, we achieved our strategic initiatives and exceeded our key financial goals,” stated Rob Sands, Constellation Brands president and chief executive officer. “These include the premiumization of brand portfolios, including the acquisition of SVEDKA Vodka and the Fortune Brands U.S. premium wine portfolio and the sale of the Almaden and Inglenook value wine brands, successful implementation of the Crown Imports transition, reduction of U.S. distributor wine inventory and creation of a strategic joint venture for the company’s U.K. wholesale business.

“We exceeded our comparable earnings per share estimate for the year and generated record free cash flow of $376 million, which also exceeded our forecast,” added Sands. “I am confident in our ability to continue to execute our strategy, profitably grow our business and generate strong cash flow.”

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On a reported basis the company incurred a net loss of $610 million, or $2.82 diluted loss per share for the fiscal year ended Feb. 29, 2008 (“fiscal 2008”), compared to net income of $332 million, or $1.38 diluted earnings per share (“EPS”) for the prior year. The net loss was driven by an estimated $822 million of impairment charges primarily related to goodwill and intangible assets associated with the company’s Australia and U.K. businesses and a $52 million deferred tax asset valuation allowance. “These are non-cash, non-recurring charges to earnings and do not impact the company’s free cash flow, debt covenants or future operations,” said Bob Ryder, Constellation Brands chief financial officer.

Fiscal 2008 net income on a comparable basis, which excludes acquisition-related integration costs, restructuring charges and unusual items, totaled $321 million, or $1.44 diluted EPS versus comparable basis net income of $403 million and diluted EPS of $1.68 for the prior year.

Fiscal 2008 Net Sales Highlights*
(in millions)

	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$3,773	-28%	-30%	$3,570	5%	1%
Branded Wine	$3,017	9%	6%	$2,877	2%	-2%
Imported Beers	-	-100%	-100%
Spirits	$414	26%	26%	$359	9%	9%
Wholesale/other	$342	-69%	-71%	$335	23%	14%

Fiscal 2008 Profit Highlights*
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating (loss)/income	$(352)	NM	$545	-35%
Equity in earnings of equity method investees**	$258	417%	$274	420%
Earnings before interest and taxes (EBIT)	-	-	$819	-9%
Net (loss)/income	$(610)	NM	$321	-20%
Diluted (loss)/earnings per share	$(2.82)	NM	$1.44	-14%

*  Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NM = Not meaningful.

Fiscal 2008 Net Sales Commentary

The reported consolidated net sales decrease of 28 percent primarily reflects the impact of reporting the Crown Imports and Matthew Clark wholesale business joint ventures under the equity method and U.S. distributor wine inventory reduction, partially offset by the benefits of the Vincor, SVEDKA and Fortune Brands U.S. premium wine business acquisitions and favorable foreign currency. Organic net sales increased one percent on a constant currency basis.

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Branded wine net sales decreased two percent on an organic constant currency basis. For North America, branded wine net sales decreased three percent on an organic constant currency basis, reflecting solid growth in Canada, which was more than offset by the company’s initiative to reduce U.S. wine distributor inventory levels during the first half of fiscal 2008.

“The North American wine market remains healthy, with consumers continuing the trend of trading up to premium wines such as Clos du Bois and Wild Horse, which we added to our leading premium portfolio that includes consumer favorites such as Simi, Ravenswood, Blackstone, Kim Crawford, and Toasted Head in the U.S., and Jackson-Triggs and Inniskillin in Canada,” explained Sands. “These brands all delivered positive sales and marketplace growth for the year.”

Organic net sales for branded wine in Europe increased four percent on a constant currency basis, primarily due to higher sales of popular priced wine in mainland Europe and a slight increase in net sales for the U.K. On a constant currency basis, net sales for Australia/New Zealand branded wine decreased two percent.

Total spirits net sales increased 26 percent, primarily due to the March 2007 acquisition of SVEDKA and nine percent growth in organic net sales reflecting higher average selling prices and an increase in production services.

“SVEDKA continues delivering phenomenal sales performance and remains the fastest growing major imported premium vodka brand in the U.S.,” said Sands. “We are also very pleased with the marketplace growth generated by other premium spirits in our portfolio, including Effen Vodka, the 99 Schnapps line, Ridgemont Reserve 1792 bourbon and Black Velvet Canadian Whisky.”

Fiscal 2008 Operating Income, Net Income, Diluted EPS Commentary

The decrease in comparable operating income and the increase in equity earnings for fiscal 2008 were primarily due to the impact of reporting $255 million of equity earnings from the Crown Imports joint venture under the equity method for the entire 12 months in fiscal 2008, compared to $39 million in equity earnings for the two months of Crown Imports operations in fiscal 2007.

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Wines segment operating income decreased $72 million versus the prior year. This was primarily due to the lower net sales associated with efforts to reduce distributor inventories in the U.S., the impact of the U.K. and Australia business performance, and higher stock compensation expense, which was partially offset by an increased contribution from the Canadian wine business. Spirits segment operating income increased $7 million primarily due to the addition of SVEDKA and from the increase in base business net sales, offset somewhat by higher material costs.

For fiscal 2008, pre-tax acquisition-related integration costs, restructuring and related charges and unusual items totaled $913 million, compared to $91 million for the prior year. During the fourth quarter of fiscal 2008, the company recorded an estimated $822 million of non-cash impairment charges primarily related to goodwill and intangible asset impairments associated with the company’s Australia and U.K. businesses in connection with the company’s annual impairment testing and a $52 million deferred tax asset valuation allowance. As previously discussed by the company, operating results for these businesses have been impacted by pricing pressures driven by the strength of large grocery retailers, Australian wine over-supply and U.K. duty increases. Due to these competitive pressures, the company’s profitability in the U.K. and Australia businesses has decreased over the past few years. U.S. GAAP has required the company to recognize impairment charges resulting from the impact of these competitive pressures on prospective operating results.

“The U.K. is one of the world’s largest import wine markets and wine consumption trends remain robust, while Australia is one of the largest and most progressive producers and exporters of high quality New World Wines,” stated Sands. “We believe in the long-term value of both of these businesses, and are confident we are taking the right measures to improve operating efficiencies and our competitive position in these strategically important markets. We plan to improve operating results in fiscal 2009 and beyond.”

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Financial results were also impacted by interest expense, which increased 27 percent to $342 million for fiscal 2008, primarily due to the financing of the Vincor, SVEDKA and Fortune Brands U.S. wine business acquisitions, and $500 million of share repurchases. Comparable basis net income for fiscal 2008 reflected an effective tax rate of 32.6 percent versus 35.6 percent for the prior year, primarily due to favorable foreign tax rate changes.

The company generated record free cash flow of $376 million versus $121 million in the prior year. The increase in free cash flow was primarily driven by reduced working capital investment, including reduced tax payments, and lower capital spending. The company expects the strong free cash flow generation to continue and is targeting free cash flow in the range of $310 - $340 million for fiscal 2009. “Fiscal 2008 demonstrated our increased focus on free cash flow management and we expect another strong year of cash generation in fiscal 2009,” said Ryder.

Fourth Quarter Fiscal 2008 Net Sales Highlights
(in millions)

	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$884	-23%	-25%	$856	3%	-
Branded Wine	$747	6%	2%	$733	2%	-2%
Imported Beers	-	-100%	-100%
Spirits	$95	31%	31%	$80	10%	10%
Wholesale/other	$43	-84%	-85%	$43	24%	18%

Fourth Quarter Fiscal 2008 Profit Highlights
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating (loss)/income	$(735)	NM	$137	-15%
Equity earnings	$28	-29%	$43	9%
Earnings before interest and taxes (EBIT)	-	-	$180	-10%
Net (loss)/income	$(832)	NM	$74	-13%
Diluted (loss)/earnings per share	$(3.90)	NM	$0.34	-3%

Fourth Quarter Fiscal 2008 Net Sales Commentary

The reported consolidated net sales decrease of 23 percent primarily reflects the impact of reporting the Crown Imports and Matthew Clark wholesale business joint ventures under the equity method. The impact of the joint venture reporting was partially offset by the benefits of favorable foreign currency and the SVEDKA and Fortune Brands U.S. wine business acquisitions.

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Branded wine net sales decreased two percent on an organic constant currency basis. For North America, branded wine net sales decreased five percent on an organic constant currency basis, as the completion of the reduction in U.S. wine distributor inventories earlier in the year resulted in a timing shift for the company’s U.S. wine sales. Under new shipment patterns, and after the peak holiday selling period in the third quarter, the company returned to the lower distributor inventory levels achieved at the end of the second quarter, which negatively impacted growth in the fourth quarter.

Branded wine organic net sales on a constant currency basis for Europe and Australia/New Zealand increased four percent and eight percent, respectively.

Total spirits net sales increased 31 percent for the quarter, primarily due to the SVEDKA acquisition and 10 percent growth in organic net sales.

Fourth Quarter Fiscal 2008 Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $10 million versus the prior year, while spirits segment operating income increased $1 million.

Pre-tax acquisition-related integration costs, restructuring and related charges and unusual items totaled $888 million, which included the non-cash impairment charges discussed earlier, compared to $23 million for the prior year. Interest expense increased 25 percent to $93 million for fourth quarter 2008, primarily due to the financing of the SVEDKA and Fortune Brands U.S. wine business acquisitions and $500 million of share repurchases.

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2009 compared to fiscal year 2008 actual results, both on a reported basis and a comparable basis.

“The expected improvement in comparable earnings for fiscal 2009 includes solid underlying growth of our North America branded wine business and the Crown Imports joint venture, the benefit of completing the reduction in U.S. distributor inventories during fiscal 2008 and anticipated performance improvement for the company’s U.K. and Australia branded wine businesses,” said Sands.

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Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY09 Estimate	FY08 Actual	FY09 Estimate	FY08 Actual
Fiscal Year Ending Feb. 28 or Feb. 29	$1.46 - $1.54	$(2.82)	$1.68 - $1.76	$1.44

Full-year fiscal 2009 guidance includes the following current assumptions:
•
Net sales: high single-digit growth in organic net sales combined with the incremental benefit from the Fortune Brands U.S. premium wine acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden and Inglenook brands, are expected to result in reported net sales increasing mid single-digits from net sales for fiscal 2008

•	Interest expense: approximately $340 - $350 million
•	Tax rate: approximately 37 percent
•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $310 - $340 million

Conference Call

A conference call to discuss fiscal 2008 results and outlook for fiscal 2009 will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, April 3, 2008 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

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Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted earnings per share are as reported under generally accepted accounting principles. Operating income, equity in earnings of equity method investees, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring and related charges and unusual items. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries, operates approximately 60 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on May 23, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

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•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected asset sale proceeds;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•	increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected expenses;
•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2007, which could cause actual future performance to differ from current expectations.

# # #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 29, 2008	February 28, 2007
Assets

Current Assets:
Cash and cash investments	$20.5	$33.5
Accounts receivable, net	731.6	881.0
Inventories	2,179.5	1,948.1
Prepaid expenses and other	217.2	160.7

Total current assets	3,148.8	3,023.3

Property, plant and equipment, net	2,035.0	1,750.2
Goodwill	3,121.0	3,083.9
Intangible assets, net	1,198.0	1,135.4
Other assets, net	504.9	445.4

Total assets	$10,007.7	$9,438.2

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$379.5	$153.3
Current maturities of long-term debt	229.3	317.3
Accounts payable	349.4	376.1
Accrued excise taxes	62.4	73.7
Other accrued expenses and liabilities	697.7	670.7

Total current liabilities	1,718.3	1,591.1

Long-term debt, less current maturities	4,648.7	3,714.9
Deferred income taxes	538.0	474.1
Other liabilities	333.9	240.6

Total liabilities	7,238.9	6,020.7

Total stockholders' equity	2,768.8	3,417.5

Total liabilities and stockholders' equity	$10,007.7	$9,438.2

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007

Sales	$1,135.4	$1,422.5	$4,885.1	$6,401.8
Excise taxes	(251.0)	(280.3)	(1,112.1)	(1,185.4)
Net sales	884.4	1,142.2	3,773.0	5,216.4

Cost of product sold	(572.7)	(796.9)	(2,491.5)	(3,692.5)
Gross profit	311.7	345.3	1,281.5	1,523.9

Selling, general and administrative expenses	(227.1)	(194.0)	(807.3)	(768.8)
Impairment of goodwill and intangible assets	(807.1)	-	(807.1)	-
Acquisition-related integration costs	(6.6)	(6.0)	(11.8)	(23.6)
Restructuring and related charges	(6.2)	(6.4)	(6.9)	(32.5)
Operating (loss) income	(735.3)	138.9	(351.6)	699.0

Equity in earnings of equity method investees	27.8	39.2	257.9	49.9
Interest expense, net	(93.0)	(74.4)	(341.8)	(268.7)
Gain on change in fair value of derivative instrument	-	-	-	55.1
(Loss) income before income taxes	(800.5)	103.7	(435.5)	535.3

Provision for income taxes	(31.4)	(33.5)	(174.9)	(203.4)
Net (loss) income	(831.9)	70.2	(610.4)	331.9

Dividends on preferred stock	-	-	-	(4.9)
(Loss) income available to common stockholders	$(831.9)	$70.2	$(610.4)	$327.0

(Loss) Earnings Per Common Share:
Basic - Class A Common Stock	$(3.90)	$0.30	$(2.82)	$1.44
Basic - Class B Common Stock	$(3.54)	$0.27	$(2.56)	$1.31

Diluted - Class A Common Stock	$(3.90)	$0.29	$(2.82)	$1.38
Diluted - Class B Common Stock	$(3.54)	$0.27	$(2.56)	$1.27

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	191.946	210.624	195.135	204.966
Basic - Class B Common Stock	23.794	23.828	23.812	23.840

Diluted - Class A Common Stock	191.946	239.566	195.135	239.772
Diluted - Class B Common Stock	23.794	23.828	23.812	23.840

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 29, 2008	February 28, 2007
Cash Flows From Operating Activities
Net (loss) income	$(610.4)	$331.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of goodwill and intangible assets	807.1	-
Depreciation of property, plant and equipment	154.7	131.7
Deferred tax provision	100.2	52.7
Loss on disposal of business	34.6	16.9
Stock-based compensation expense	32.0	16.5
Equity in earnings of equity method investees, net	20.7	(41.0)
Amortization of intangible and other assets	11.2	7.6
Loss on disposal or impairment of long-lived assets, net	1.8	12.5
Noncash portion of loss on extinguishment of debt	-	11.8
Gain on change in fair value of derivative instruments	-	(55.1)
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	56.2	(6.3)
Inventories	(37.8)	(85.1)
Prepaid expenses and other current assets	(5.8)	44.3
Accounts payable	16.3	34.3
Accrued excise taxes	2.4	1.0
Other accrued expenses and liabilities	(34.2)	(157.2)
Other, net	(29.2)	(3.3)
Total adjustments	1,130.2	(18.7)
Net cash provided by operating activities	519.8	313.2

Cash Flows From Investing Activities
Purchases of businesses, net of cash acquired	(1,302.0)	(1,093.7)
Purchases of property, plant and equipment	(143.8)	(192.0)
Investment in equity method investee	(4.6)	-
Payment of accrued earn-out amount	(4.0)	(3.6)
Proceeds from formation of joint venture	185.6	-
Proceeds from sales of businesses	136.5	28.4
Proceeds from sales of assets	19.4	9.8
Proceeds from maturity of derivative instrument	-	55.1
Other investing activities	-	(1.1)
Net cash used in investing activities	(1,112.9)	(1,197.1)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	1,212.9	3,705.4
Net proceeds from notes payable	219.4	47.1
Exercise of employee stock options	20.6	63.4
Excess tax benefits from stock-based payment awards	11.3	21.4
Proceeds from employee stock purchases	6.2	5.9
Purchases of treasury stock	(500.0)	(100.0)
Principal payments of long-term debt	(374.9)	(2,786.9)
Payment of financing costs of long-term debt	(10.6)	(23.8)
Payment of preferred stock dividends	-	(7.3)
Net cash provided by financing activities	584.9	925.2

Effect of exchange rate changes on cash and cash investments	(4.8)	(18.7)

Net (decrease) increase in cash and cash equivalents	(13.0)	22.6
Cash and cash investments, beginning of year	33.5	10.9
Cash and cash investments, end of year	$20.5	$33.5

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 29, 2008	February 28, 2007	Percent Change	February 29, 2008	February 28, 2007	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$746.8	$706.1	6%	$3,016.9	$2,755.7	9%
Wholesale and other net sales	42.5	273.3	(84)%	341.9	1,087.7	(69)%
Segment net sales	$789.3	$979.4	(19)%	$3,358.8	$3,843.4	(13)%
Operating income	$145.4	$155.6	(7)%	$558.4	$629.9	(11)%
% Net sales	18.4%	15.9%		16.6%	16.4%
Equity in earnings of equity method investees	$1.7	$0.4	NM	$18.8	$13.8	NM

Constellation Beers
Segment net sales	$-	$90.1	(100)%	$-	$1,043.6	(100)%
Operating income	$-	$8.9	(100)%	$-	$208.1	(100)%
% Net sales	N/A	9.9%		N/A	19.9%

Constellation Spirits
Segment net sales	$95.1	$72.7	31%	$414.2	$329.4	26%
Operating income	$13.9	$13.0	7%	$72.0	$65.5	10%
% Net sales	14.6%	17.9%		17.4%	19.9%

Crown Imports
Segment net sales	$462.5	$368.8	25%	$2,391.0	$368.8	NM
Operating income	$82.4	$78.4	5%	$509.0	$78.4	NM
% Net sales	17.8%	21.3%		21.3%	21.3%

Consolidation and Eliminations
Segment net sales	$(462.5)	$(368.8)	25%	$(2,391.0)	$(368.8)	NM
Operating income	$(82.4)	$(78.4)	5%	$(509.0)	$(78.4)	NM
Equity in earnings of Crown Imports	$41.2	$38.9	6%	$255.1	$38.9	NM

Corporate Operations and Other
Consolidated net sales	$884.4	$1,142.2	(23)%	$3,773.0	$5,216.4	(28)%
Operating income	$(22.2)	$(16.1)	38%	$(85.5)	$(60.9)	40%
% Net sales	2.5%	1.4%		2.3%	1.2%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Constant Currency
	February 29, 2008	February 28, 2007	Percent Change	Currency Impact	Percent Change(3)
Geographic Net Sales (1)(2)
North America	$611.1	$673.0	(9)%	2%	(11)%
Branded wine	$501.7	$501.4	-	2%	(2)%
Imported beers	$-	$90.1	(100)%	-	(100)%
Spirits	$95.1	$72.7	31%	-	31%
Wholesale and other	$14.3	$8.8	63%	15%	48%

Europe	$173.7	$385.8	(55)%	1%	(56)%
Branded wine	$148.8	$125.8	18%	1%	17%
Wholesale and other	$24.9	$260.0	(90)%	-	(91)%

Australia/New Zealand	$99.6	$83.4	19%	14%	6%
Branded wine	$96.3	$78.9	22%	14%	8%
Wholesale and other	$3.3	$4.5	(27)%	9%	(36)%

	Three Months Ended						Organic Constant Currency
	February 29, 2008	February 28, 2007	Percent Change	Acquisition Impact(4)	Divestiture Impact(5)	Currency Impact	Percent Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$501.7	$501.4	-	3%	-	2%	(5)%
Europe	148.8	125.8	18%	-	12%	1%	4%
Australia/New Zealand	96.3	78.9	22%	-	-	14%	8%
Consolidated branded wine net sales	$746.8	$706.1	6%	2%	2%	3%	(2)%

	Year Ended				Constant Currency
	February 29, 2008	February 28, 2007	Percent Change	Currency Impact	Percent Change(3)
Geographic Net Sales (1)(2)
North America	$2,488.2	$3,346.9	(26)%	1%	(27)%
Branded wine	$2,005.6	$1,933.2	4%	1%	2%
Imported beers	$-	$1,043.6	(100)%	-	(100)%
Spirits	$414.2	$329.4	26%	-	26%
Wholesale and other	$68.4	$40.7	68%	7%	61%

Europe	$885.9	$1,518.8	(42)%	4%	(45)%
Branded wine	$637.9	$495.7	29%	8%	21%
Wholesale and other	$248.0	$1,023.1	(76)%	2%	(78)%

Australia/New Zealand	$398.9	$350.7	14%	13%	1%
Branded wine	$373.4	$326.8	14%	13%	1%
Wholesale and other	$25.5	$23.9	7%	12%	(5)%

	Year Ended						Organic Constant Currency
	February 29, 2008	February 28, 2007	Percent Change	Acquisition Impact(4)	Divestiture Impact(5)	Currency Impact	Percent Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$2,005.6	$1,933.2	4%	5%	-	1%	(3)%
Europe	637.9	495.7	29%	5%	11%	8%	4%
Australia/New Zealand	373.4	326.8	14%	3%	-	13%	(2)%
Consolidated branded wine net sales	$3,016.9	$2,755.7	9%	5%	2%	4%	(2)%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Acquisition impact includes net sales of branded wine acquired in the acquisition of Vincor International Inc. ("Vincor") for the period March 1, 2007, through May 31, 2007, included in the year ended February 29, 2008, and net sales of branded wine acquired in the acquisition of Fortune Brands U.S. wine business ("BWE") for the period December 17, 2007, through February 29, 2008, included in the three months and year ended February 29, 2008.

(5)	Divestiture impact includes the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the three months and year ended February 28, 2007.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the Company acquired Vincor on June 5, 2006, formed its imported beer joint venture on January 2, 2007, acquired Svedka on March 19, 2007, formed its U.K. wholesale joint venture on April 17, 2007, and acquired BWE on December 17, 2007, organic net sales for the respective periods are defined by the Company as reported net sales less net sales of Vincor products, net sales of imported beers, net sales of Svedka products, net sales of U.K. wholesale, plus net sales of U.K. branded wine, or net sales of BWE products, as appropriate. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency	Year Ended				Constant Currency
	February 29, 2008	February 28, 2007	Percent Change	Currency Impact	Percent Change(1)	February 29, 2008	February 28, 2007	Percent Change	Currency Impact	Percent Change(1)
Consolidated Net Sales
Branded wine	$746.8	$706.1	6%	3%	2%	$3,016.9	$2,755.7	9%	4%	6%
Wholesale and other	42.5	273.3	(84)%	1%	(85)%	341.9	1,087.7	(69)%	2%	(71)%
Imported beers	-	90.1	(100)%	-	(100)%	-	1,043.6	(100)%	-	(100)%
Spirits	95.1	72.7	31%	-	31%	414.2	329.4	26%	-	26%
Consolidated reported net sales	884.4	1,142.2	(23)%	2%	(25)%	3,773.0	5,216.4	(28)%	3%	(30)%
Less: Vincor (2)	-	-				(133.7)	-
Less: Imported beers (3)	-	(90.1)				-	(1,043.6)
Less: Svedka (4)	(14.8)	-				(55.1)	-
Less: U.K. wholesale, net of U.K. branded wine (5)	-	(223.7)				-	(759.8)
Less: BWE (6)	(13.9)	-				(13.9)	-
Consolidated organic net sales	$855.7	$828.4	3%	3%	-	$3,570.3	$3,413.0	5%	4%	1%

Branded Wine Net Sales
Branded wine reported net sales	$746.8	$706.1	6%	3%	2%	$3,016.9	$2,755.7	9%	4%	6%
Less: Vincor (2)	-	-				(126.3)	-
Plus: U.K. branded wine (5)	-	15.3				-	55.7
Less: BWE (6)	(13.9)	-				(13.9)	-
Branded wine organic net sales	$732.9	$721.4	2%	3%	(2)%	$2,876.7	$2,811.4	2%	4%	(2)%

Spirits Net Sales
Spirits reported net sales	$95.1	$72.7	31%	-	31%	$414.2	$329.4	26%	-	26%
Less: Svedka (4)	(14.8)	-				(55.1)	-
Spirits organic net sales	$80.3	$72.7	10%	-	10%	$359.1	$329.4	9%	-	9%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$42.5	$273.3	(84)%	1%	(85)%	$341.9	$1,087.7	(69)%	2%	(71)%
Less: Vincor (2)	-	-				(7.4)	-
Less: U.K. wholesale (5)	-	(239.0)				-	(815.5)
Wholesale and other organic net sales	$42.5	$34.3	24%	6%	18%	$334.5	$272.2	23%	9%	14%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2007, through May 31, 2007, included in the year ended February 29, 2008.

(3)	For the three months and year ended February 28, 2007.

(4)	For the three months ended February 29, 2008, and for the period March 19, 2007, through February 29, 2008, included in the year ended February 29, 2008.

(5)
Amount includes net sales of U.K. wholesale business, net of U.K. branded wine net sales previously sold through the U.K. wholesale business, for the three months ended February 28, 2007, and for the period April 17, 2006, through February 28, 2007, included in the year ended February 28, 2007.

(6)	For the period December 17, 2007, through February 29, 2008, included in the three months and year ended February 29, 2008.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(in millions, except per share data)

	Three Months Ended February 29, 2008					Three Months Ended February 28, 2007
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non- GAAP)

Net Sales	$884.4				$884.4	$1,142.2				$1,142.2	(23)%	(23)%
Cost of product sold	(572.7)	3.3	15.3		(554.1)	(796.9)	5.9	2.5	0.1	(788.4)	(28)%	(30)%
Gross Profit	311.7	3.3	15.3		330.3	345.3	5.9	2.5	0.1	353.8	(10)%	(7)%
Selling, general and administrative expenses ("SG&A")	(227.1)		28.6	5.3	(193.2)	(194.0)		1.5	0.1	(192.4)	17%	0%
Impairment of goodwill and intangible assets	(807.1)		7.4	799.7	-	-				-	N/A	N/A
Acquisition-related integration costs	(6.6)		6.6		-	(6.0)		6.0		-	10%	N/A
Restructuring and related charges	(6.2)		6.2		-	(6.4)		6.4		-	(3)%	N/A
Operating (Loss) Income	(735.3)	3.3	64.1	805.0	137.1	138.9	5.9	16.4	0.2	161.4	NM	(15)%
Equity in earnings of equity method investees	27.8			15.1	42.9	39.2	0.1			39.3	(29)%	9%
EBIT					180.0					200.7	N/A	(10)%
Interest expense, net	(93.0)				(93.0)	(74.4)				(74.4)	25%	25%
Gain on change in fair value of derivative instrument	-				-	-				-	N/A	N/A
(Loss) Income Before Income Taxes	(800.5)	3.3	64.1	820.1	87.0	103.7	6.0	16.4	0.2	126.3	NM	(31)%
(Provision for) benefit from income taxes	(31.4)	(1.2)	(14.5)	34.1	(13.0)	(33.5)	(2.1)	(5.7)	(0.2)	(41.5)	(6)%	(69)%
Net (Loss) Income	$(831.9)	$2.1	$49.6	$854.2	$74.0	$70.2	$3.9	$10.7	$-	$84.8	NM	(13)%
Diluted (Loss) Earnings Per Common Share	$(3.90)				$0.34	$0.29				$0.35	NM	(3)%
Weighted Average Common Shares Outstanding - Diluted(4)	191.946				219.199	239.566				239.566

Gross Margin	35.2%				37.3%	30.2%				31.0%
SG&A as a percent of net sales	25.7%				21.8%	17.0%				16.8%
Operating Margin	NM				15.5%	12.2%				14.1%
Effective Tax Rate	NM				14.9%	32.3%				32.9%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)(1)
(in millions, except per share data)

	Year Ended February 29, 2008					Year Ended February 28, 2007						Percent
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(3)	Other(6)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(3)	Other(6)	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Change - Comparable Basis (Non- GAAP)
Net Sales	$3,773.0				$3,773.0	$5,216.4				$5,216.4	(28)%	(28)%
Cost of product sold	(2,491.5)	11.4	22.1	0.1	(2,457.9)	(3,692.5)	30.2	7.2	3.1	(3,652.0)	(33)%	(33)%
Gross Profit	1,281.5	11.4	22.1	0.1	1,315.1	1,523.9	30.2	7.2	3.1	1,564.4	(16)%	(16)%
Selling, general and administrative expenses	(807.3)		31.8	5.3	(770.2)	(768.8)		29.7	17.3	(721.8)	5%	7%
Impairment of goodwill and intangible assets	(807.1)		7.4	799.7	-	-				-	N/A	N/A
Acquisition-related integration costs	(11.8)		11.8		-	(23.6)		23.6		-	(50)%	N/A
Restructuring and related charges	(6.9)		6.9		-	(32.5)		32.5		-	(79)%	N/A
Operating (Loss) Income	(351.6)	11.4	80.0	805.1	544.9	699.0	30.2	93.0	20.4	842.6	NM	(35)%
Equity in earnings of equity method investees	257.9	0.9		15.1	273.9	49.9	2.8			52.7	417%	420%
EBIT					818.8					895.3	N/A	(9)%
Interest expense, net	(341.8)				(341.8)	(268.7)				(268.7)	27%	27%
Gain on change in fair value of derivative instrument	-				-	55.1			(55.1)	-	(100)%	N/A
(Loss) Income Before Income Taxes	(435.5)	12.3	80.0	820.2	477.0	535.3	33.0	93.0	(34.7)	626.6	NM	(24)%
(Provision for) benefit from income taxes	(174.9)	(4.4)	(10.5)	34.1	(155.7)	(203.4)	(11.8)	(20.5)	12.4	(223.3)	(14)%	(30)%
Net (Loss) Income	$(610.4)	$7.9	$69.5	$854.3	$321.3	$331.9	$21.2	$72.5	$(22.3)	$403.3	NM	(20)%
Diluted (Loss) Earnings Per Common Share	$(2.82)				$1.44	$1.38				$1.68	NM	(14)%
Weighted Average Common Shares Outstanding - Diluted(4)	195.135				222.925	239.772				239.772

Gross Margin	34.0%				34.9%	29.2%				30.0%
SG&A as a percent of net sales	21.4%				20.4%	14.7%				13.8%
Operating Margin	NM				14.4%	13.4%				16.2%
Effective Tax Rate	NM				32.6%	38.0%				35.6%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 29, 2008, and February 28, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended February 29, 2008, strategic business realignment items primarily include a loss on the sale of the Almaden and Inglenook wine brands of $27.6 million, net of a tax benefit of $0.2 million, and costs recognized by the company primarily in connection with its plan to streamline certain of its international operations, primarily in Australia, and its plan to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of the acquired Fortune Brands U.S. wine portfolio (collectively, the "Fiscal 2008 Plan") of $22.6 million, net of a tax benefit of $12.4 million. For the three months ended February 28, 2007, strategic business realignment items primarily include costs recognized by the company in connection with (i) its plan to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan") of $5.4 million, net of a tax benefit of $2.6 million, (ii) the restructuring and integration of the operations of Vincor (the "Vincor Plan") of $4.7 million, net of a tax benefit of $2.7 million, and (iii) its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan") of $0.5 million, net of a tax benefit of $0.3 million.

(3)
For the three months ended February 29, 2008, other primarily includes an impairment of goodwill and intangible assets of $793.7 million, net of a tax benefit of $6.0 million, an impairment of equity method investment of $15.1 million, net of a tax benefit of $0.0 million, and a valuation allowance against net operating loss carryforwards in Australia of $51.7 million, partially offset by a tax benefit related to prior period stock option exercises of $10.0 million. For the three months ended February 28, 2007, other includes the write-off of deferred financing fees in connection with the company's amendment of its senior credit facility and adverse grape costs recognized in connection with the acquisition of The Robert Mondavi Corporation.

(4)
In accordance with the antidilution provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), the dilutive impact of potential common shares is excluded from the company's reported diluted weighted average common shares outstanding. As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable diluted weighted average common shares outstanding.

(5)
For the year ended February 29, 2008, strategic business realignment items primarily include a loss on the sale of the Almaden and Inglenook wine brands of $27.6 million, net of a tax benefit of $0.2 million, a loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.8 million, including $7.2 million additional tax expense, and costs recognized by the company primarily in connection with (i) the Fiscal 2008 Plan of $23.8 million, net of a tax benefit of $13.0 million, (ii) the Fiscal 2007 Wine Plan of $5.3 million, net of a tax benefit of $2.1 million and (iii) the Fiscal 2006 Plan of $2.3 million, net of a tax benefit of $1.5 million, partially offset by a realized gain on a prior non-strategic asset sale of $4.8 million, net of additional tax expense of $0.0 million. For the year ended February 28, 2007, strategic business realignment items consist primarily of costs recognized by the company in connection with (i) the Fiscal 2007 Wine Plan of $31.8 million, net of a tax benefit of $10.4 million, (ii) the Vincor Plan of $16.3 million, net of a tax benefit of $9.4 million and (iii) the Fiscal 2006 Plan of $6.7 million, net of a tax benefit of $3.8 million and a loss on the sale of the company's branded bottled water business of $16.9 million, including $3.5 million of additional tax expense.

(6)
For the year ended February 29, 2008, other primarily includes an impairment of goodwill and intangible assets of $793.7 million, net of a tax benefit of $6.0 million, an impairment of equity method investment of $15.1 million, net of a tax benefit of $0.0 million, and a valuation allowance against net operating loss carryforwards in Australia of $51.7 million, partially offset by a tax benefit related to prior period stock option exercises of $10.0 million. For the year ended February 28, 2007, other includes (i) a gain of $35.1 million, net of tax expense of $20.0 million, on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, (ii) the write-off of deferred financing fees of $7.4 million, net of a tax benefit of $4.5 million, in connection with the company's repayment of its prior senior credit facility and amendment of its senior credit facility, (iii) foreign currency losses of $3.4 million, net of a tax benefit of $2.0 million, on foreign denominated intercompany loan balances associated with the acquisition of Vincor and (iv) $2.0 million, net of a tax benefit of $1.1 million, of adverse grape costs recognized in connection with the acquisition of The Robert Mondavi Corporation.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$ 1.46	$ 1.54
Inventory step-up	0.06	0.06
Strategic business realignment(1)	0.16	0.16
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(2)	$1.68	$1.76

		Actual for the Year Ended February 29, 2008

Diluted earnings per share - reported basis (GAAP)		$(2.82)
Inventory step-up		0.04
Strategic business realignment(1)		0.31
Other(3)		3.83
Impact of anti-dilutive potential common shares(4)		(0.08)
Diluted earnings per share - comparable basis (Non-GAAP)(2)		$1.44

(1)
Includes $0.10, $0.04, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the the Fiscal 2008 Plan, the Fiscal 2007 Wine Plan, the Fiscal 2006 Plan and the Vincor Plan, respectively. Includes $0.12, $0.11, $0.06, $0.02, $0.01, $0.01 and ($0.02) diluted earnings per share for the year ended February 29, 2008, associated with the loss on disposal of the Almaden and Inglenook wine brands, the Fiscal 2008 Plan, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, the Vincor Plan, the Fiscal 2006 Plan, and the realized gain on a prior asset sale, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $3.56, $0.23, $0.07, $0.02 and ($0.05) diluted earnings per share for the year ended February 29, 2008, associated with an impairment of goodwill and intangible assets, a valuation allowance against net operating loss carryforwards in Australia, an impairment of an equity method investment, a loss on write-off of certain property, plant and equipment, and a tax benefit related to prior period stock option exercises.(2)

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted earnings per share calculation. As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$460.0	$510.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$310.0	$340.0

	Actual for the Year Ended February 29, 2008	Actual for the Year Ended February 28, 2007

Net cash provided by operating activities (GAAP)	$519.8	$313.2
Purchases of property, plant and equipment	(143.8)	(192.0)
Free cash flow (Non-GAAP)	$376.0	$121.2